Exhibit 10.11

REPLACEMENT CARRIER AGREEMENT

     This Replacement Carrier Agreement (“Agreement”) is entered into this 14th day of March, 2003, by Sentry Insurance a Mutual Company, a Wisconsin property and casualty insurance company (“Sentry”) and Proformance Insurance Company, a New Jersey property and casualty insurance company (“PIC”);

WITNESSETH

     WHEREAS, the parties desire to enter into a replacement carrier agreement pursuant to which Sentry will transfer to PIC the obligations of Sentry to offer renewals for all of Sentry’s NJ Personal Business (as defined herein) as of the Nonrenewal Date (as defined herein) together with consideration and fees set forth herein in return for which PIC will assume such obligations as of the Nonrenewal Date;

     NOW, THEREFORE, the parties hereto agree as follows:

     I. Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

          A. “NJ Personal Business” shall mean all personal automobile, including personal automobile policies written through producers assigned to Sentry pursuant to N.J.S.A. 17:33B-9 (“MTF Business”), homeowners’, personal umbrella, and other miscellaneous personal lines insurance business of whatever nature issued or renewed by Sentry in the State of New Jersey and remaining in force on the Nonrenewal Date.

          B. “Closing Date” shall mean the latter of April 1, 2003 or the date on which all conditions to the obligations of the parties to close the transactions provided for in Articles VIII and IX have been satisfied.

          C. “Nonrenewal Date” shall mean the effective date set forth in the initial notices of nonrenewal of the Personal NJ Business, which shall be on or about 60 days after the Closing Date.

          D. “Nonrenewal Period” shall mean the one-year period commencing on the Nonrenewal Date and ending on the first anniversary of the Nonrenewal Date.

          E. “Prior Business” shall mean the NJ Personal Business issued by Sentry prior to the Nonrenewal Date and all endorsements issued by Sentry on such Business prior to and during the Nonrenewal Period.

          F. “Renewed Business” shall mean (a) the NJ Personal Business renewed or required to be renewed by PIC under this Agreement, (b) any assignments from PAIP as set forth in Article II. A. below after the Nonrenewal Date, (c) any Urban Enterprise Zone (“UEZ”) quota determined by the Commissioner of the NJ DOBI (“Commissioner”) pursuant to N.J.S.A. 17:33C-1 et seq. and N.J.A.C. 11:3-46.1 et seq. with respect to the Prior Business after the Closing Date; and (d) any New Jersey Market Assistance Program (“NJ MAP”) applications distributed by PAIP to

Sentry under Order No.: A02-132 entered by the Commissioner on September 13, 2002 in connection with nonrenewals by State Farm Indemnity Company with respect to the Prior Business after the Closing Date.

          G. “Guarantee Period” shall mean the period beginning on the Nonrenewal Date and ending on December 31 of the third calendar year following the calendar year in which the Nonrenewal Date occurs.

     II. Renewal of Sentry’s Business by PIC. Upon the terms and conditions of this Agreement:

          A. On the Closing Date, Sentry shall cease issuing new NJ Personal Business policies. However, after the Closing Date and during the Nonrenewal Period, Sentry shall continue to issue endorsements in the ordinary course on. the NJ Personal Business, which has not yet been nonrenewed. Additionally, Sentry shall continue to issue assigned risk policies distributed to Sentry by the Governing Committee of the New Jersey Personal Automobile Insurance Plan (“PAIP”) pursuant to N.J.A.C. 11:3-2.11 and the PAIP Plan of Operation until the Nonrenewal Date, at which time PIC shall assume all further obligations for all Sentry assignments from the PAID on or after the Nonrenewal Date.

          B. The parties shall jointly send to each NJ Personal Business policyholder of Sentry written notices of nonrenewal, along with notices that offer a guaranteed option to renew their policies with PIC. The form of all of such notices shall be approved by the New Jersey Department of Banking and Insurance (“NJ DOBI”) and the parties, prior to mailing.

          C. Sentry shall retain all rights, debts, liabilities, and obligations related to the Prior Business, including, but not limited to, all unpaid claims (whether reported or unreported) and all unearned premium reserves.

          D. PIC shall be solely responsible for all rights, debts, liabilities, and obligations related to the Renewed Business, including the payment of renewal commissions to producers on the MTF Business.

     III. Consideration. If, and only if, the Closing occurs:

          A. Payments by Sentry. Recognizing the NJ DOBI requirements that the business be supported with adequate surplus, Sentry shall pay to PIC $3,500,000 to be paid in four (4) equal quarterly installments payable by wire transfer over one year, with the first payment to be made on the Closing Date and subsequent payments to be made at ninety (90) day intervals thereafter.

          B. Certain Potential Additional Payments by Sentry.

     1. During the Guarantee Period, Sentry shall pay to PIC additional sums of money as are necessary to reduce PIC’s premium-to-surplus ratio to not less than 2.5 to 1 on the Renewed Business as defined herein and.calculated in Article III.B.2 below, subject to an aggregate limit of $1,250,000. Said additional sums shall be calculated and paid annually within forty-five (45) days of the due date of the National Association of Insurance

Commissioners Annual Statement Insurance Expense Exhibit (“NAIC TEE”) for each calendar year in the Guarantee Period.

     2. The Renewed Business premium-to-surplus ratio will be calculated according to the technique described on the worksheet attached as Exhibit A. The references in Exhibit A to columns and lines are to the NAIC IEE for the year 2003 and to the analogous or corresponding columns and lines of the NAIC IEE for the subsequent years of the Guarantee Period.

     3. The calculation in Article III. B. 2. above and according to Exhibit A shall exclude the effect of any reinsurance transactions, any reserve adjustments, any provisions for loss and/or loss adjustment expenses, any extraordinary expenses (including, without limitation, deferred compensation and employee bonuses) or any other actions or transactions that will or could result in a material reduction in income during the Guarantee Period with a related increase in income subsequent to the end of the Guarantee Period.

          C. Termination of Funding Obligations. Any and all payment and funding obligations of Sentry under Article III.A and III.B.1 above shall terminate immediately upon the earliest to occur of:

     1. PIC and/or its parent, National Atlantic Holdings Corp. (“NAHC”) voluntarily enters into any rehabilitation, receivership, conservation, or liquidation proceeding under either federal bankruptcy law or any state insurance law;

     2. A court of competent jurisdiction or any insurance regulator, with or without the consent of PIC and/or NAHC, subjects substantially all of its or their assets, to rehabilitation, receivership, conservation, liquidation, or delinquency proceedings (other than administrative supervision), under either federal bankruptcy law or any state insurance law;

     3. Any material breach or default of PIC of its representations, warranties, and covenants in this Agreement; or

     4. The satisfaction of all payment and funding obligations of Sentry under Article III.A and III.B.I above.

     IV. Closing. The Closing shall take place at the offices of Riker Danzig Scherer Hyland & Perretti LLP, 50 West State Street, Trenton, New Jersey 08608 (or at such other place as the parties may mutually agree) on the Closing Date. The Closing Date may be changed by mutual agreement of the parties.

     V. Representation and Warranties by Sentry. Sentry represents and warrants to PIC that the following are true as of the date of this Agreement and will be true as of the Closing Date:

          A. Authorization; Enforceability. Sentry has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Sentry and, subject to the due execution and delivery hereof by PIC, is a valid and binding obligation of Sentry, enforceable against Sentry in accordance with its terms.

          B. No Violations. Neither the execution, delivery, nor the performance of this Agreement by Sentry, nor the consummation of any of the transactions provided for in this Agreement: (1) will violate or conflict with any provision of law or of the Articles or Certificate of Incorporation or Bylaws of Sentry, or (2) will result in any material breach of or default under any provision of any contract or agreement of any kind to which Sentry is a party or by which Sentry is bound.

     VI. Representations and Warranties of PIC. PIC represents and warrants to Sentry that the following are true as of the date of this Agreement and will be true as of the Closing Date:

          A. Authorization; Enforceability. PIC has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by PIC and, subject to the due execution and delivery hereof by Sentry, is a valid and binding obligation of PIC, enforceable against PIC in accordance with its terms.

          B. No Violation. Neither the execution, delivery, nor the performance of this Agreement by PIC, nor the consummation of any of the transactions provided for in this Agreement: (1) will violate or conflict with any provision of law or of the Articles or Certificate of Incorporation or Bylaws of PIC, or (2) will result in any material breach of or default under any provision of any contract or agreement of any kind to which PIC is a party or by, which PIC is bound.

     VII. Use of Proceeds. Commencing as of the Closing Date and continuing until the expiration of the Guarantee Period, PIC shall use all (100%) of the funds transferred to it by Sentry pursuant to Article III of this Agreement solely and exclusively for the purpose of supporting the Renewed Business. PIC shall not otherwise, directly or indirectly:

A.	Use any of such funds to support the operations of NAHC and/or any of its subsidiaries or affiliates, and/or

B.	Sell, transfer or otherwise assign or cause to be sold, transferred or otherwise assigned any of such funds in any way whatsoever (including, but not limited to, by dividend, distribution or other similar means or methods) to NAHC and/or any of its subsidiaries or affiliates.

     VIII. Conditions Precedent to Obligations of Sentry. The obligations of Sentry to close the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions:

          A. Regulatory Consents and Approvals. Sentry shall have obtained all consents, authorizations, and approvals under all applicable statutes and regulations from any governmental agency, department, or authority required to be obtained by Sentry, including, but not limited to, the Wisconsin Department of Insurance and the NJ DOBI, as the case may be, in connection with the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, which approvals will permit Sentry to cease issuing new private passenger automobile policies as of the Closing Date and to commence issuance of notices of nonrenewal as of the Nonrenewal Date on terms acceptable to Sentry. Sentry shall use its best efforts to obtain prior to closing all consents, authorizations, waivers, and approvals required to be obtained by Sentry.

          B. Withdrawal. The Commissioner of the NJ DOBI shall have granted a waiver to Sentry pursuant to N.J.A.C. 11:2-29.3(a) obviating the requirement that Sentry file a formal plan of withdrawal from the business of private passenger automobile and other personal lines insurance in New Jersey in accordance with N.J.A.C. 11:2-29.4.

          C. Performance by PIC. There shall not be any material error, misstatement, or omission in the representations and warranties made by PIC in this Agreement; and all such representations and warranties shall. be true in all material respects at and as of the Closing Date.

     IX. Conditions Precedent to Obligations of PIC. The obligations of PIC to close the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions:

          A. Regulatory Consents and Approvals. PIC shall have obtained all consents, authorizations, and approvals under all applicable statutes and regulations from any governmental agency, department, or authority required to be obtained by PIC, including, but not limited to, the NJ DOBI, in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, which approvals shall be on terms acceptable to PIC. PIC shall use its best efforts to obtain prior to closing all consents, authorizations, waivers, and approvals required to be obtained by PIC.

          B. Requirements Imposed by Regulatory Authorities. Any terms and conditions that may be imposed on the transactions contemplated by this Agreement the NJ DOBI shall be acceptable to PIC, in its sole discretion.

          C. Performance by Sentry. There shall not be any material error, misstatement, or omission in the representations and warranties made by Sentry in this Agreement; and all such representations and warranties shall be true in all material respects at and as of the Closing Date.

     X. Termination.

          A. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

     1. By either Sentry or PIC if a material inaccuracy in or breach of, or any material failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of this Agreement has been committed by the other party or parties and such breach or failure has not been waived in writing and delivered to the other party;

     2. By mutual consent of the parties; or

     3. By any party if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 15, 2003, or such later date as the parties may agree upon.

          B. Effect of Termination. Each party’s right of termination under Article X. A. 1. above is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Article X. A. 1. above, all further obligations of the parties under this Agreement shall terminate, except that the obligations under the Confidentiality Agreement entered into by the parties on September 23, 2002 (attached as Exhibit B) shall survive; provided, however, that if this Agreement is terminated by a party because of such breach or failure by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

     XI. Survival of Representations and Warranties; Indemnification.

          A. Survival of Representations and Warranties. All representations and warranties contained in Articles V. and VI. shall survive the Closing until the end of the third calendar year following the calendar year in which the Nonrenewal Date occurs.

          B. Indemnification Obligations of Sentry. Subject to the terms and conditions of this Article XI, Sentry agrees to indemnify and hold PIC harmless against any and all losses, costs, and expenses (including, without limitation, legal, and other expenses) resulting from or relating to:

1.	any material misrepresentation or breach of any warranty of Sentry contained in this Agreement or in any document delivered by Sentry at or prior to the Closing;

2.	any material breach of any covenant of Sentry contained in this Agreement, including but not limited to the covenants set forth in Article II C. hereof;

3.	the Prior Business (excluding any UEZ quotas and assignments from the PAIP after the Nonrenewal Date); and

4.	and any and all actions, suits, demands, assessments, or judgements with respect to any claim arising out of or relating to the subject matter of the indemnification.

          C. Indemnification Obligations of PIC. Subject to the terms and conditions of Article XI, PIC agrees to indemnify and hold Sentry harmless against any and all losses, costs, and expenses (including, without limitation, legal and other expenses) resulting from or relating to:

1.	any material misrepresentation or breach of any warranty of PIC contained in this Agreement or in any schedule of PIC or any document delivered by PIC at or prior to the Closing;

2.	any material breach of any covenant of PIC contained in the Agreement, including but not limited to the covenants set forth in Article II. D. hereof;

3.	the Renewed Business (including any UEZ quotas and assignments from the PAIP after the Nonrenwal Date); and

4.	any and all actions, suits, demands, assessments, or judgements with respect to any claim arising out of or relating to the subject matter of the indemnification.

     XII. Miscellaneous.

          A. Assurance of Further Action. From time to time after Closing, each party, at its own expense, shall execute and deliver, or cause to be executed and delivered, to the other party such further documents and take such other action as the other party may reasonably request in order to more effectively consummate the transactions contemplated hereby.

          B. Access, Information, and Documents. At any time, and from time to time, PIC and Sentry will give to each other and their agents and representatives (including, but not limited to, accountants, lawyers, and appraisers) full and complete access during normal working hours to any and all of the books, records, and other documents of PIC, Sentry, and their respective affiliates, for any and all purposes related to this Agreement and the transactions contemplated hereunder, including, without limitation, for the purpose of calculating and confirming the amounts of the payments require to be made by Sentry by Article III. The covenants of PIC and Sentry contained in this Article shall survive the Closing.

          C. Waiver. The parties hereto may by written agreement: 1.) extend the time for, or waive or modify the performance of any of the obligations or other acts of the parties hereto; or 2.) waive any inaccuracies in the representations and warranties contained in this Agreement.

          D. Notices. All notices, requests, or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class, certified mail, postage prepaid, addressed as follows:

If to Sentry, to:

William J. Lohr
Vice President and Treasurer
Sentry Insurance a Mutual Company
1800 North Pt. Drive
Stevens Point, WI 54481

With a copy to:

Wesley S. Caldwell, III, Esq.
Law Offices
224 West State Street
Trenton, NJ 08608

If to PIC, to:

James V. Gorman, Chairman and CEO
Proformance Insurance Company
303 West Main Street
Freehold, New Jersey 07728

With a Copy to:

John M. Pellecchia, Esq.
Riker, Danzig, Scherer, Hyland & Perretti LLP
Headquarters Plaza
One Speedwell Avenue
Morristown, New Jersey 07962-1981

          E. Entire Agreement. Except only for the Confidentiality Agreement between the parties (Exhibit B), which shall survive the execution of this Agreement and the Closing contemplated hereby, this Agreement supersedes all prior agreements among the parties with respect to its subject matter, including, but not limited to, the non-binding Letter of Intent between the parties dated November 26, 2002. This Agreement embodies the entire agreement between the parties and there have been and are no agreements, representations, or warranties, oral or written between the parties, other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

          F. Rights Under this Agreement; Nonassignability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but it shall not be assignable by either party without prior written consent of the other party, which may be withheld in that party’s sole discretion. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights remedies, obligations, or liabilities under or by reason of this Agreement.

          G. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts-of-law principles. The parties agree that any dispute regarding this Agreement shall be submitted to the state or federal courts located in Mercer County, New Jersey.

          H. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, effective as of the day and year set forth above.

SENTRY INSURANCE A MUTUAL COMPANY

By:	/s/ William J. Lohr

Printed Name: William J. Lohr

Title: Vice President & Treasurer

PROFORMANCE INSURANCE COMPANY

By:	/s/ James V. Gorman

Printed Name: James V. Gorman

Title: Chief Executive Officer